CONFIRMING STATEMENT

This Statement confirms that the undersigned, E.V. Goings, has authorized each of E. Julia Lambeth, McDara P. Folan, III and Robert A. Emken, Jr., and any other duly appointed General Counsel or Secretary of Reynolds American Inc. ("RAI"), to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RAI. The authority of E. Julia Lambeth, McDara P. Folan, III and Robert A. Emken, Jr., and any other duly appointed General Counsel or Secretary of RAI, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of RAI, unless earlier revoked in writing. The undersigned acknowledges that E. Julia Lambeth, McDara P. Folan, III and Robert A. Emken, Jr., and any other duly appointed General Counsel or Secretary of RAI, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934.

Dated: Sept 13, 2006

E.V. Goings